Exhibit 4.3

CONMED CORPORATION

AMENDED AND RESTATED 2016 Non-Employee Director Equity Compensation Plan

The Amended and Restated 2016 Non-Employee Director Equity Compensation Plan of CONMED Corporation (this “Plan”) is established to attract and retain highly qualified individuals who are not current or former employees of CONMED Corporation (the “Company”) as members of the Board of Directors of the Company and to enable them to increase their ownership in the common stock, par value $0.01 per share, of the Company (the “Common Stock”). This Plan will be beneficial to the Company and its stockholders because it will allow these directors to have a greater personal financial stake in the Company through the ownership of the Common Stock, in addition to underscoring their common interest with stockholders in increasing the long-term value of the Common Stock. This Plan is an amendment and restatement of the Amended and Restated 2007 Non-Employee Director Equity Compensation Plan (the “Prior Plan”).

Article 1.      DEFINITIONS

“Award” means an award made pursuant to the Plan as described in Section 5.

“Award Agreement” means the written document by which each Award is evidenced.

“Board” means the Board of Directors of the Company.

“Certificate” means a stock certificate (or other appropriate document or evidence of ownership) representing shares of Common Stock.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the applicable rulings and regulations thereunder.

“Committee” means the Compensation Committee of the Board of Directors, as described in Section 2.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the applicable rules and regulations thereunder.

“Fair Market Value” means, per share of Common Stock, the closing price of the Common Stock on the NASDAQ Stock Market or, if applicable, principal securities exchange on which the shares of Common Stock are then traded, or, if not traded, the price set by the Committee.

“Non-Employee Directors” has the meaning ascribed in Section 3.

“Stock Options” has the meaning ascribed in Section 5.2.

Article 2.      PLAN ADMINISTRATION

2.1 Committee. The Plan shall be administered by the Committee, which shall consist of at least two members of the Board of Directors who shall be appointed by, and shall serve at the pleasure of, the Board of Directors. Except as otherwise determined by the Board of Directors, the members of the Committee shall be “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”); provided, however, that the failure of the Committee to be so comprised shall not cause any Award to be invalid. The Committee may delegate any of its powers under the Plan to a subcommittee of the Committee (which hereinafter shall also be referred to as the Committee).

2.2 Authority. The Committee shall have complete control over the administration of the Plan and shall have the authority in its sole discretion to (i) exercise all of the powers granted to it under the Plan, (ii) construe, interpret and implement the Plan and all Award Agreements, (iii) prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations, (iv) make all determinations necessary or advisable in administering the Plan, (v) correct any defect, supply any omission and reconcile any inconsistency in the Plan, (vi) amend the Plan to reflect changes in applicable law, (vii) grant Awards and determine who shall receive Awards, (viii) amend any outstanding Award Agreement to accelerate the time or times at which the Award becomes vested, unrestricted or may be exercised, or to waive or amend any goals, restrictions or conditions set forth in such Award Agreement, or reflect a change in the grantee’s circumstances, and (ix) determine whether, to what extent and under what circumstances and method or methods (A) Awards may be (1) settled in cash, shares of Common Stock, other securities, other Awards or other property, (2) exercised or (3) canceled, forfeited or suspended (including, without limitation, canceling underwater Stock Options or stock appreciation rights without any payment to the grantee), (B) shares of Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award may be deferred either automatically or at the election of the grantee thereof or of the Committee and (C) Awards may be settled by the Company, any of its subsidiaries or affiliates or any of its or their designees. Other than as provided in Section 4.2, the Committee shall not be permitted to reduce the exercise price of a Stock Option or reduce the reference price of a stock appreciation right after such Award has been granted.

2.3 Actions. Actions of the Committee may be taken by the vote of a majority of its members present at a meeting (which may be held telephonically). Any action may be taken by a written instrument signed by a majority of the Committee members, and action so taken shall be fully as effective as if it had been taken by a vote at a meeting. The determination of the Committee on all matters relating to the Plan or any Award Agreement shall be final, binding and conclusive. The Committee may allocate among its members and delegate to any person who is not a member of the Committee any of its administrative responsibilities.

2.4 Board Authority. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. The Board shall have all of the authority and responsibility granted to the Committee herein.

2.5 No Liability. No member of the Board or the Committee or any employee of the Company or its subsidiaries or affiliates (each such person, a “Covered Person”) shall have any liability to any person (including any grantee) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Covered Person shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and (ii) any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

Article 3.      ELIGIBILITY

All members of the Board who are not current or former employees of the Company or any of its subsidiaries (“Non-Employee Directors”) are eligible to participate in this Plan.

Article 4.      SHARES AVAILABLE

4.1 Number of Shares Available. Subject to adjustment pursuant to Section 4.2, the total number of shares of Common Stock which may be delivered pursuant to Awards granted under the Plan shall not exceed 150,000 shares plus the number of shares of Common Stock that remain available for issuance under the Prior Plan as of the effective date of this Plan. No further grants may be made under the Prior Plan after the effective date of this Plan. If any Award under this Plan (or any award granted under the Prior Plan) is forfeited or otherwise terminates or is canceled without the delivery of shares of Common Stock or shares of Common Stock are surrendered or withheld from any Award under this Plan (or any award granted under the Prior Plan) to satisfy a grantee’s income tax or other withholding obligations, or if shares of Common Stock owned by the grantee are tendered to pay for the exercise of a Stock Option under this Plan, then the shares covered by such expired, forfeited, terminated or canceled Award (or award under the Prior Plan) or which are equal to the number of shares surrendered or withheld in respect thereof shall again become available to be delivered pursuant to Awards granted or to be granted under this Plan. Shares of Common Stock which may be delivered pursuant to Awards may be authorized but unissued Common Stock or authorized and issued Common Stock held in the Company’s treasury or otherwise acquired for the purposes of the Plan.

4.2 Recapitalization Adjustment. In the event that any dividend or other distribution (whether in the form of cash, shares of Common Stock, other securities, or other property), recapitalization, forward or reverse stock split, reorganization, merger, consolidation, spin-off, split-up, combination, share reclassification, rights offering, separation, repurchase, share exchange, liquidation, dissolution, Change in Control or other similar corporate transaction or event affects the Common Stock or capitalization of the Company such that the failure to make an adjustment to an Award would not fairly protect the rights represented by the Award in accordance with the essential intent and principles thereof, then the Committee shall, in such manner as it may determine to be equitable in its sole discretion, adjust the number of Shares of Common Stock that may be delivered pursuant to Awards in Section 4.1 and any or all of the terms of an outstanding Award (including, without limitation, the number of shares of Common Stock covered by such outstanding Award, the type of property to which the Award is subject and the exercise or reference price of such Award). After any adjustment made pursuant to this Section 4.2, the number of shares of Common Stock subject to each outstanding Award shall be rounded up or down to the nearest whole number, as determined by the Committee and consistent with the requirements of applicable tax law. Notwithstanding anything in this Plan to the contrary, any adjustments, modifications or changes of any kind made pursuant to this Section 4.2 shall be made in a manner compliant with Section 409A of the Internal Revenue Code (“Section 409A”).

Article 5.      TYPES OF AWARDS

5.1 Restricted Stock Units. The Committee may grant Awards of restricted stock units in such amounts and subject to such terms and conditions as the Committee shall determine. A grantee of a restricted stock unit will have only the rights of a general unsecured creditor of the Company until delivery of shares of Common Stock, cash or other securities or property is made as specified in the applicable Award Agreement. On the delivery date, the grantee of each restricted stock unit not previously forfeited shall receive one share of Common Stock, or cash, securities or other property equal in value to a share of Common Stock or a combination thereof, as specified by the Committee.

5.2 Stock Options

(a) Grant. The Committee may grant Awards of nonstatutory stock options (“Stock Options”) in reference to shares of Common Stock, in such amounts and subject to such terms and conditions as the Committee may determine. The form, terms and conditions of each Stock Option shall be determined by the Committee and shall be set forth in an Award Agreement. Such terms and conditions may include, without limitation, provisions relating to the vesting and exercisability of such Stock Options as well as the conditions or circumstances upon which such Stock Options may be accelerated, extended, forfeited or otherwise modified. The Award Agreement pursuant to which any Stock Option is granted shall specify that the option granted thereby shall not be treated as an incentive stock option.

(b) Price. The price referenced by each Stock Option shall be fixed by the Committee at the time such Stock Option is granted, but in no event shall it be less than the Fair Market Value of a share of Common Stock on the date on which the Stock Option is granted. Such exercise price shall thereafter be subject to adjustment pursuant to Section 4.2 hereof.

(c) Exercise. After receiving notice from the grantee of the exercise of a Stock Option, the Company shall, subject to the provisions of the Plan or any Award Agreement, deliver the shares of Common Stock. The option price of each share as to which a Stock Option is exercised shall be paid in full at the time of such exercise. Such payment shall be made in cash, by tender of shares of Common Stock owned by the grantee valued at Fair Market Value as of the date of exercise, subject to such guidelines for the tender of Common Stock as the Committee may establish, in such other consideration as the Committee deems appropriate, or by a combination of cash, shares of Common Stock and such other consideration. The Committee, in its sole discretion, may grant to a grantee the right to transfer Common Stock acquired upon the exercise of a part of a Stock Option in payment of the exercise price payable upon immediate exercise of a further part of the Stock Option.

(d) Duration. The duration of any Stock Option granted under this Plan shall be for a period fixed by the Committee but shall in no event be more than ten (10) years.

5.3 Stock Appreciation Rights.

(a) Grant. The Committee may grant stock appreciation rights in reference to shares of Common Stock, in such amounts and subject to such terms and conditions as the Committee may determine. The form, terms and conditions of each stock appreciation right shall be determined by the Committee and shall be set forth in an Award Agreement. Such terms and conditions may include, without limitation, provisions relating to the vesting and exercisability of such stock appreciation rights as well as the conditions or circumstances upon which such stock appreciation rights may be accelerated, extended, forfeited or otherwise modified.

(b) Price. The price referenced by each stock appreciation right shall be fixed by the Committee at the time such Award is granted, but in no event shall it be less than the Fair Market Value of a share of Common Stock on the date on which the Award is granted. Such exercise price shall thereafter be subject to adjustment pursuant to Section 4.2 hereof.

(c) Exercise. After receiving notice from the grantee of the exercise of a stock appreciation right for which payment will be made by the Company partly or entirely in shares of Common Stock, the Company shall, subject to the provisions of the Plan or any Award Agreement, deliver the shares of Common Stock.

(d) Duration. The duration of any stock appreciation right granted under this Plan shall be for a period fixed by the Committee but shall in no event be more than ten (10) years.

5.4 Award Agreements. Each Award granted under the Plan shall be evidenced by an Award Agreement which shall contain such provisions and conditions as the Committee deems appropriate. By accepting an Award pursuant to the Plan, a grantee thereby agrees that the Award shall be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

5.5 Stockholder Consent Required: Unless otherwise approved by the Company’s stockholders, Stock Options and stock appreciation rights will not be (w) repriced (other than in accordance with the adjustment provisions of Section 4.2), (x) repurchased for cash or other consideration, (y) cancelled in conjunction with the grant of a new Stock Option or stock appreciation right with a lower exercise price, in each case on a date when the exercise price of such Stock Option or stock appreciation right is equal to or exceeds the Fair Market Value a share of Common Stock or (z) subject to automatic reload provisions.

Article 6.      AWARD GRANTS

6.1 Annual Grants. In the Committee’s discretion, subject to Section 6.4, each individual elected, reelected or continuing as a Non-Employee Director shall receive a grant of Awards under this Plan in an amount and on terms determined by the Committee.

6.2 Grants to Newly Appointed Non-Employee Directors. The Board may make other grants of Awards to Non-Employee Directors who are appointed to the Board outside of the context of an election at the Company’s Annual Meeting of Stockholders (grants under this Section 6.2 shall only be in connection with such appointment).

6.3 Other Grants. The Board may make other grants of cash or Awards from time to time to Non-Employee Directors as may be deemed appropriate by the Board.

6.4 Annual Limits. Notwithstanding anything to the contrary, the aggregate value of cash compensation and Awards (based on the Fair Market Value of stock-based Awards, in each case determined at the date of grant) granted to any one Non-Employee Director in respect of any calendar year, solely with respect to his or her service as a Non-Employee Director, may not exceed $400,000.

Article 7.      TERMINATION OF SERVICE

Upon termination of service as a Non-Employee Director, such grantee’s Awards of Stock Options or stock appreciation rights which are vested shall be exercisable at any time prior to the expiration date of the Stock Options or stock appreciation rights or within one year after the date of such termination, whichever is the shorter period. Upon termination of service as a Non-Employee Director, the shares of Common Stock underlying such grantee’s Awards of restricted stock units which are then vested shall be delivered to the grantee. Unless otherwise specified in an Award Agreement, any unvested Stock Options, stock appreciation rights or restricted stock units shall terminate upon the termination of a grantee’s service as a Non-Employee Director.

Article 8.      NO RIGHTS AS A STOCKHOLDER

No grantee of an Award (or other person having rights pursuant to an Award) shall have any of the rights of a stockholder of the Company with respect to shares of Common Stock subject to an Award until the delivery of such shares. Except as otherwise provided in Section 4.2, no adjustments shall be made for dividends or distributions (whether ordinary or extraordinary, and whether in cash, Common Stock, other securities or other property) on, or other events relating to, shares of Common Stock subject to an Award for which the record date is prior to the date such shares are delivered.

Article 9.      AMENDMENT OF THIS PLAN

The Board may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever, provided, however, that, no amendment shall materially adversely affect a grantee without such person’s prior written consent.

Article 10.      TAX WITHHOLDING

If the Company shall be required to withhold any amounts by reason of a federal, state or local tax laws, rules or regulations in respect of any Award, the Company shall be entitled to deduct or withhold such amounts from any payments (including, without limitation shares of Common Stock which would otherwise be issued to the grantee pursuant to the Award; provided that, to the extent desired for GAAP purposes, such withholding shall not exceed the statutory minimum amount required to be withheld) to be made to the grantee.

Article 11.      REQUIRED CONSENTS AND LEGENDS

If the Committee shall at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the delivery of shares of Common Stock or the delivery of any cash, securities or other property under the Plan, or the taking of any other action thereunder (each such action being hereinafter referred to as a “plan action”), then such plan action shall not be taken, in whole or in part, unless and until such consent shall have been effected or obtained to the full satisfaction of the Committee. The Committee may direct that any Certificate evidencing shares delivered pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as the Committee may determine to be necessary or desirable, and may advise the transfer agent to place a stop order against any legend shares. The term “consent” as used herein with respect to any plan action includes (a) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state, or local law, or law, rule or regulation of a jurisdiction outside the United States, (b) any and all written agreements and representations by the grantee with respect to the disposition of shares, or with respect to any other matter, which the Committee may deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (c) any and all other consents, clearances and approvals in respect of a plan action by any governmental or other regulatory body or any stock exchange or self-regulatory agency, (d)

any and all consents by the grantee to (i) the Company’s supplying to any third party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan, (ii) the Company, or its applicable subsidiary or affiliate, deducting amounts from the grantee’s wages, or another arrangement satisfactory to the Committee, to reimburse the Company, or its applicable subsidiary or affiliate, for advances made on the grantee’s behalf to satisfy certain withholding and other tax obligations in connection with an Award and (iii) the Company imposing lockup conditions, sales and transfer procedures and restrictions and hedging restrictions on shares of Common Stock delivered under the Plan and (e) any and all consents or authorizations required to comply with, or required to be obtained under, applicable local law or otherwise required by the Committee. Nothing herein shall require the Company to list, register or qualify the shares of Common Stock on any securities exchange.

Article 12.      RIGHT OF OFFSET

The Company and its subsidiaries and affiliates shall have the right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement any outstanding amounts the grantee then owes to the Company or its subsidiaries or affiliates.

Article 13.      NONASSIGNABILITY

Except to the extent otherwise expressly provided in the applicable Award Agreement, no Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated, fractionalized, hedged or otherwise disposed of (including through the use of any cash-settled instrument), whether voluntarily or involuntarily, other than by will or by the laws of descent and distribution, and all such Awards (and any rights thereunder) shall be exercisable during the life of the grantee only by the grantee or the grantee’s legal representative. Notwithstanding the preceding sentence, the Committee may permit, under such terms and conditions that it deems appropriate in its sole discretion, a grantee to transfer any Award to any person or entity that the Committee so determines. Any sale, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposition in violation of the provisions of this Section 13 shall be void. All of the terms and conditions of this Plan and the Award Agreements shall be binding upon any such permitted successors and assigns.

Article 14.      COMPLIANCE WITH SEC REGULATIONS

It is the Company’s intent that the Plan comply in all respects with Rule 16b-3 under the Exchange Act. If any provision of the Plan is later found not to be in compliance with such Rule, the provision shall be deemed null and void. All actions with respect to Awards under the Plan shall be executed in accordance with the requirements of Section 16 of the Act, as amended, and any regulations promulgated thereunder. To the extent that any of the provisions contained herein do not conform with Rule 16b-3 of the Exchange Act or any amendments thereto or any successor regulation, then the Committee may make such modifications so as to conform the Plan and any Awards granted thereunder to the Rule’s requirements.

Article 15.      CHANGE IN CONTROL

15.1 Unless otherwise provided in an Award Agreement or the Committee determines otherwise, in the event of a Change in Control, as hereinafter defined, (i) each Stock Option and stock appreciation right shall be deemed fully vested and exercisable, (ii) the restrictions applicable to all restricted stock units shall lapse and such restricted stock units shall be deemed fully vested, (iii) any performance conditions shall be deemed satisfied in full, and (iv) all Awards shall be paid in cash if so specified by the Committee. The amount of any cash payment in respect of a restricted stock unit, Stock Option or stock appreciation right shall be equal to: (A) in the event the Change in Control is the result of a tender offer or exchange offer for Common Stock, the final offer price per share paid for the Common Stock or (B) in the event the Change in Control is the result of any other occurrence, the aggregate per share value of Common Stock as determined by the Committee at such time, and (C) in the case of Stock Options or stock appreciation rights, the difference, if any, between the amount in (A) or (B), as applicable, and the applicable exercise price or reference price of a Stock Option or stock appreciation right. The Committee may, in its discretion, include such further provisions and limitations in any agreement documenting such Awards as it may deem equitable and in the best interests of the Company.

15.2 A “Change in Control” shall mean the occurrence of any one of the following events: (i) any “person” (as such term is defined in Section 3(A)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this clause (i) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any of its subsidiaries, (B) by any employee benefit plan sponsored or maintained by the Company or any of its subsidiaries, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Control Transaction (as defined in clause (ii) below); (ii) the consummation of a merger, consolidation, share exchange or similar form of corporate reorganization of the Company (or any such type of transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for the transaction or the issuance of securities in the transaction or otherwise) (a “Business Combination”), unless immediately following such Business Combination: (A) more than 60% of the total voting power of the corporation resulting from such Business Combination (including, without limitation, any corporation which directly or indirectly has beneficial ownership of 100% of the Company Voting Securities) eligible to elect directors of such corporation is represented by shares that were Company Voting Securities immediately prior to such Business Combination (either by remaining outstanding or being converted), and such voting power is in substantially the same proportion as the voting powers of such Company Voting Securities immediately prior to the Business Combination, (B) no person (other than any holding company resulting from such Business Combination, any employee benefit plan sponsored or maintained by the Company (or the corporation resulting from such Business Combination)) immediately following the consummation of the Business Combination becomes the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the corporation resulting from such Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board at the time of the approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies the conditions in clauses (A), (B) and (C) is referred to hereunder as a “Non-Control Transaction”); or (iii) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the sale of all or substantially all of its assets. Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

Article 16.      INTERNAL REVENUE CODE SECTION 409A

It is the Company’s intent that the Plan and Awards granted hereunder comply with or be exempt from the requirements of Section 409A and that this Plan and Awards Agreements be administered and interpreted accordingly. If and to the extent that any payment or benefit under this Plan is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to a Non-Employee Director by reason of the Non-Employee Director’s termination of service, then (a) such payment or benefit shall be made or provided to the Non-Employee Director only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if the Non-Employee Director is deemed to be a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment or benefit shall be made or provided on the date that is six months and one day after the date of the Non-Employee Director’s separation from service (or earlier death). Any amount not paid in respect of the six-month period specified in the preceding sentence will be paid to the Non-Employee Director in a lump sum on the date that is six months and one day after the Non-Employee Director’s separation from service (or earlier death). Each payment made under the Plan shall be deemed to be a separate payment for purposes of Section 409A. If and to the extent that any Award is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and such Award is payable to a Non-Employee Director upon a Change in Control, then no payment shall be made pursuant to such Award unless such Change in Control constitutes a “change in the ownership of the corporation”, “a change in effective control of the corporation”, or “a change in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A; provided that if such Change in Control does not constitute a “change in the ownership of the corporation”, “a change in effective control of the corporation”, or “a change in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A, then the Award shall still fully vest upon such Change in Control, but shall be payable upon the original schedule contained in the Award. Neither the Company nor its affiliates shall have any liability to any Non-Employee Director, Non-Employee Director’s spouse or other beneficiary of any Non-Employee Director’s spouse or other beneficiary of any Non-Employee Director or otherwise if the Plan or any amounts paid or payable hereunder are subject to the additional tax and penalties under Section 409A.

Article 17.      NO THIRD PARTY BENEFICIARIES

Except as expressly provided in an Award Agreement, neither the Plan nor any Award Agreement shall confer on any person other than the Company and the grantee of the Award any rights or remedies thereunder; provided that the exculpation and indemnification provisions of Section 2.5 shall inure to the benefit of a Covered Person’s estate, beneficiaries and legatees.

Article 18.      SUCCESSORS AND ASSIGNS

The terms of this Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns.

Article 19.      GOVERNING LAW

This Plan and all rights and obligations under this Plan shall be construed in accordance with and governed by the laws of the State of New York.

Article 20.      EFFECTIVE DATE

The Prior Plan became effective on May 17, 2007. This Plan will become subject to and effective upon stockholder approval of the Plan at the 2016 Annual Meeting of Shareholders.

Article 21.      TERM

Unless sooner terminated by the Board, this Plan shall terminate on the day before the tenth anniversary of the date the Plan was approved by stockholders; provided that any Award granted prior to the date of such Plan termination shall continue pursuant to its terms and the terms of this Plan.